SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549



                            FORM 8-K



                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                         August 13, 1998
                (Date of earliest event reported)






                         DILLARD'S, INC.
       (Exact Name of Registrant as Specified in Charter)







    Delaware                1-6140              71-0388071
(State or other        (Commission File      (I.R.S. Employer
  Jurisdiction             Number)            Identification Number)
 of Incorporation)


    1600 Cantrell Road                       72201
    Little Rock, Arkansas                 (Zip Code)
    (Address of Principal
      Executive Offices)






    Registrant's telephone number,including area code:
                       (501) 376-5200


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Item 2. Acquisition or Disposition of Assets.

     On August 13, 1998, wholly owned subsidiaries of Dillard's, Inc. (the "Company") acquired approximately 36,043,339 shares of the common stock of Mercantile Stores Company, Inc. ("Mercantile"), which together with shares already owned by the Company represented approximately 98% of Mercantile's outstanding shares of common stock, for a cash price of $80.00 per share.

     Mercantile is engaged in general merchandise store retailing.

     On August 18, 1998, the Company completed the merger of Mercantile Merger Corporation, a wholly owned subsidiary of the Company, with Mercantile. Upon consummation of the merger, Mercantile became a wholly owned subsidiary of the Company, and the shareholders of Mercantile who did not tender their shares became entitled to receive $80.00 per share. The total purchase price for Mercantile was approximately $3.00 billion plus certain additional amounts to be paid in respect of outstanding stock options and transaction expenses.

     The funds used to consummate the acquisition were raised through the issuance of $1.00 billion of long-term debt, the issuance of $200 million of capital securities, the issuance of $385 million of commercial paper and $1.35 billion of receivables financing by the Company. The remainder of the funds came from existing cash of the Company.

Item 7. Financial Statements and Exhibits

     (a)  Financial Statements of business acquired:

          The consolidated financial statements of Mercantile Stores Company, Inc. and subsidiaries are incorporated herein by reference to Item 7(a)(1) and Item 7(a)(2) to Dillard's, Inc.'s Current Report on Form 8-K dated May 16, 1998.

     (b)  Pro Forma Financial Information:

          To be filed by Amendment not later than October 27, 1998.

     (c)  Exhibits:

          Exhibit 2.1 Agreement and Plan of Merger among Dillard's, Inc., MSC Acquisitions, Inc. and Mercantile Stores Company, Inc., dated as of May 16, 1998, incorporated herein by reference to Exhibit 11(c)(1) to Schedule 14D-1 of Dillard's, Inc., dated May 21, 1998.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              DILLARD'S, INC.



                              By:   /s/  James I. Freeman
                              Name:     James I. Freeman
                              Title:    Senior Vice President and
                                        Chief Financial Officer

Dated:  August 27, 1998